                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant      [X]

Filed by a Party other than the Registrant     [ ]

Check the appropriate box:


[ ]      Preliminary Proxy Statement


[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2)


[X]      Definitive Proxy Statement


[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           PENTEGRA DENTAL GROUP, INC.
                (Name of Registrant as Specified in Its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)

         (1) Title of each class of securities to which transaction applies:


         (2)      Aggregate number of securities to which transaction applies:



         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



         (4)      Proposed maximum aggregate value of transaction:



         (5)      Total fee paid:



[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:


         (2)      Form, Schedule or Registration Statement No.:



         (3)      Filing Party:



         (4)      Date Filed:

                           PENTEGRA DENTAL GROUP, INC.
                       2999 NORTH 44TH STREET, SUITE, 650
                                PHOENIX, ARIZONA


                                                                  August 1, 2000



TO THE STOCKHOLDERS OF PENTEGRA DENTAL GROUP, INC.:

You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Meeting") of Pentegra Dental Group, Inc. (the "Company"), to be held on Friday, August 25, 2000, at 9:00 a.m., local time, at the Company's offices, 2999 North 44th Street, Suite 650, Phoenix, Arizona 85018.

Please read the enclosed 2000 Annual Report to Stockholders and Proxy Statement for the Meeting. Whether or not you plan to attend the Meeting, please sign, date and return the proxy card in the enclosed envelope to Continental Stock Transfer & Trust Company as soon as possible so that your vote will be recorded. If you attend the Meeting, you may withdraw your proxy and vote your shares in person.


Very truly yours,



By:      /s/ James M. Powers, Jr., D.D.S
         Name:  James M. Powers Jr., D.D.S.
         Title: Chairman of the Board and Chief Executive Officer

                           PENTEGRA DENTAL GROUP, INC.
                        2999 NORTH 44TH STREET, SUITE 650
                                PHOENIX, ARIZONA


                  --------------------------------------------


                           NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS
                           TO BE HELD AUGUST 25, 2000


                  --------------------------------------------




TO OUR STOCKHOLDERS:
 .
The 2000 Annual Meeting of Stockholders (the "Meeting") of Pentegra Dental Group, Inc., a Delaware corporation ("Pentegra" or the "Company"), will be held on Friday, August 25, 2000 at 9:00 a.m., local time, at the Company's offices, 2999 North 44th Street, Suite 650, Phoenix, Arizona 85018, for the following purposes:


         (1) to elect three Class B directors to serve for a term of three years or until their successors are duly elected and qualified;

         (2) to consider and vote upon a proposal to approve and ratify a certificate of amendment to the Company's restated certificate of incorporation that would change the Company's name to e-dentist.com, Inc.;

         (3) to consider and vote upon a proposal to approve and ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent auditors for fiscal 2001; and

         (4) to consider such other matters as may properly come before the Meeting and at any and all adjournments thereof.

Only stockholders of record at the close of business on June 30, 2000 are entitled to notice of and to vote at the Meeting.


                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    s/ James M. Powers, Jr., D.D.S.
                                    Name:  James M. Powers Jr., D.D.S.
                                    Title: Chairman  of the  Board  and  Chief
                                    Executive Officer



Phoenix, Arizona
August 1, 2000


A PROXY CARD IS ENCLOSED. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID, ADDRESSED ENVELOPE TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                           PENTEGRA DENTAL GROUP, INC.
                        2999 NORTH 44TH STREET, SUITE 650
                                PHOENIX, ARIZONA

                                 PROXY STATEMENT

              -----------------------------------------------------

                               GENERAL INFORMATION


The enclosed proxy is solicited by and on behalf of the Board of Directors of Pentegra Dental Group, Inc., ("Pentegra" or the "Company"), for use at the Company's 2000 Annual Meeting of Stockholders (the "Meeting") to be held at 9:00 a.m., local time, on August 25, 2000, at the 2999 North 44th Street, Suite 650, Phoenix, Arizona 85018, and at any and all adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to the stockholders of the Company on or about August 1, 2000.


The Company is mailing its 2000 Annual Report to Stockholders, including consolidated financial statements, simultaneously with this Proxy Statement to all stockholders of record as of the close of business on June 28, 2000. That report does not constitute a part of this proxy solicitation material.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

All voting rights are vested exclusively in the holders of the Company's common stock, par value $0.001 per share. Each share of the Company's common stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Holders of a majority of shares entitled to vote at the Meeting, when present in person or by proxy, constitute a quorum. On June 30, 2000, the record date for stockholders entitled to vote at the Meeting, 10,798,130 shares of the Company's common stock were issued and outstanding.

Proxies in the enclosed form will be effective if properly executed and returned prior to the Meeting in the enclosed envelope to Continental Stock Transfer & Trust Company, Proxy Department, 2 Broadway, New York, New York 10275-0491. The Company's common stock represented by each effective proxy will be voted at the Meeting in accordance with the instruction on the proxy. If no instructions are indicated on a proxy, all common stock represented by such proxy will be voted FOR election of the nominees named in the proxy as the Class B directors, FOR the approval and ratification of the certificate of amendment to the restated certificate of incorporation of the Company, FOR approval and ratification of the appointment of PricewaterhouseCoopers, LLP as the Company's independent auditors for fiscal 2001, and as to any other matters of business which properly come before the Meeting, by the named proxies at their discretion.

Any stockholder signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company, by voting in person at the Meeting or by filing at the Meeting a later executed proxy.

When a quorum is present, in the election of directors, the nominees having the highest number of votes cast in favor of their election will be elected to the Company's Board of Directors. With respect to the proposal to amend the restated certificate of incorporation of the Company to change the Company's name to e-dentist.com, Inc., the affirmative vote of the holders of a majority of the shares outstanding is required. With respect to the proposal to ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent auditors for fiscal 2001, the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote thereon is required. With respect to any other matter which may properly come before the Meeting, unless a greater number of votes is required by law or by the Company's restated certificate of incorporation, a matter will be approved by the stockholders if the votes cast in favor of the matter exceed the votes cast in opposition.

Abstentions, broker non-votes (i.e., shares held by brokers or nominees as to which the broker or nominee indicates on a proxy that it does not have discretionary authority to vote) and any other shares not voted will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes and abstentions, which may be specified on the proposals to amend the restated certificate of incorporation to change the Company's name to e-Dentist.com, Inc. and to ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent auditors for fiscal 2001, will have the same effect as a vote against that proposal. However, for purposes of determining the outcome of the election of the directors, or of any other matter which properly may come before the Meeting, abstentions, broker non-votes and any other shares not voted will not be considered as votes cast. Thus, abstentions, broker non-votes and any other shares not voted will have no impact in the election of the Class B directors, or any other matter which properly may come before the Meeting so long as a quorum is present.

The Company will pay the cost of soliciting proxies in the accompanying form. The Company has retained the services of Continental Stock Transfer & Trust Company to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is approximately $1,000 plus out-of-pocket expenses. Although there are no formal agreements to do so, proxies may be solicited by officers and other regular employees of the Company by telephone, telegraph or by personal interview for which employees will not receive additional compensation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

The Company's restated certificate of incorporation provides for the classification of the Company's Board of Directors into three classes. The term of office of the Class B directors expires at this Annual Meeting, the term of office of the Class C directors expires at the Company's 2001 Annual Meeting of Stockholders and the term of office of the Class A directors expires at the Company's 2002 Annual Meeting of Stockholders. Three Class B nominees are proposed to be elected at this Annual Meeting to serve for a three-year term to last until the 2003 Annual Meeting of Stockholders or until their successors are duly elected and have been qualified. The directors whose terms will expire at this Annual Meeting are James H. Clarke, Jr., D.D.S., Mack E. Greder, D.D.S., Sam H. Carr and David A. Little, D.D.S. One director, David A. Little, D.D.S., has been nominated for re-election as a Class B director. Nominees for Class B director will be elected by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will have no effect. The Board of Directors has nominated James H. Collins, David A. Little, D.D.S. and Daniel T. Robinson for election of Class B directors of the Company.

Proxies cannot be voted for a greater number of persons than the number of nominees named therein. Unless authority to vote is withheld, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominees for director named below. If, at the time of the Meeting, any of the nominees shall have become unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for such substitute nominee, if any, as they determine in their discretion. If elected, the nominees will hold office until the year 2003 annual meeting of stockholders or until their successors are elected and qualified. Management is currently unaware of any circumstances likely to render any of the nominees unavailable for election or unable to serve.

Nominees For Election At The Annual Meeting

The Board of Directors unanimously recommends that the stockholders vote FOR election of the following nominees as Class B directors of the Company.


NAME                                  AGE           POSITION
James H. Collins                       53           Director
David A. Little, D.D.S.                42           Director
Daniel T. Robinson                     39           Director


Continuing Directors

The persons named below will continue to serve as directors of the Company until the annual meeting of stockholders in the year indicated below and until their successors are elected and take office. Stockholders are not voting on the election of the Class A and Class C directors. The following table shows the names, ages and positions of each continuing directors.

Class A - Term Expires In 2002

                                                                                                      DIRECTOR
NAME                                    AGE       POSITION                                            SINCE
----                                    ---       --------                                            -----
Walter J. Anderson, D.D.S.                47      Director                                            1999
James M. Powers, Jr., D.D.S.              44      Chairman  of  the  Board,  President  and  Chief    1999
                                                  Executive Officer

Class C - Term Expires In 2001

                                                                                                    DIRECTOR
NAME                                    AGE       POSITION                                          SINCE
----                                    ---       --------                                          -----
Omer K. Reed, D.D.S.                      68      Clinical Officer and Director                     1998
Anthony P. Maris                          66      Director                                          1998
George M. Siegel                          62      Director                                          1998

The following table sets forth certain information concerning Pentegra's directors and nominees to become a director (ages are as of March 31, 2000):



NAME                                   AGE    POSITION
----                                   ---    --------
James M. Powers, Jr., D.D.S.            44    Chairman of the Board, President
                                              and Chief Executive Officer
Omer K. Reed, D.D.S.                    68    Clinical Officer and Director
David A. Little, D.D.S.                 42    Director
Anthony P. Maris                        66    Director
George M. Siegel                        62    Director
Walter J. Anderson, D.D.S.              47    Director
James H. Collins                        53    Director Nominee
Daniel T. Robinson                      39    Director Nominee


JAMES M. POWERS, JR., D.D.S. has served as Pentegra's Chairman of the Board and Chief Executive Officer since November 1998. Dr. Powers served as Chairman of the Board and President of Liberty Dental Alliance, Inc. from September 1997, until November 1998, when Pentegra agreed to acquire Liberty Dental Alliance, Inc. Liberty Dental Alliance, Inc. was a Nashville, Tennessee-based dental practice management company in its formative stages that had entered into letters of intent to purchase the assets of 75 independent dental practices. Dr. Powers also has served as the Chairman of the Board of Directors of Clearidge, Inc., a Nashville-based bottled water company from May 1993 until its sale in 1999. Dr. Powers is a co-founder and member of the Board of Directors of Barnhill's Country Buffet, Inc., a Memphis, Tennessee-based, 30-unit restaurant chain. Since his graduation from the University of Tennessee College of Dentistry in 1979 until November 1998, Dr. Powers practiced dentistry in a private practice in Waverly, Tennessee. He also received his M.B.A. from Vanderbilt University in 1984.

OMER K. REED, D.D.S. has served as Pentegra's Clinical Officer since May 1997 and served as Pentegra's Chairman of the Board from May 1997 to November 1998. He founded Pentegra, Ltd. in 1988 and Napili International in 1963, and is a practicing dentist with one of Pentegra's affiliated practices. Since inception, Pentegra, Ltd. and Napili International have provided comprehensive management and consulting services to dental practices around the nation. In 1965, Dr. Reed founded the CeramDent Laboratory and he has maintained a private dental practice in Phoenix since 1959. He has held associate professorships in the Departments of Ecological Dentistry at the University of North Carolina, Chapel Hill (1978-1988) and the University of Minnesota (1982-1991), and has lectured extensively around the world on various subjects related to the practice of dentistry. Dr. Reed also serves on the Board of Directors of Century Companies of America, CUNA Mutual Insurance Group and the American Volunteer Medical Team.

WALTER J. ANDERSON, D.D.S. has been a Director of the Company since 1999. He founded Anderson Dental Group, one of Pentegra's affiliated practices in 1982, and has been in private practice for 21 years. Dr Anderson served 4 years as a Professor of Crown & Bridge Dentistry at the University of Texas Dental Branch in Houston. He has been a member of the American Dental Association, Texas Dental Association, and Houston District Dental Society since 1978. Other professional affiliations include the American Orthodontic Society, Academy of GP Orthodontics, and the American Association of Functional Orthodontics. Dr. Anderson received his B.S. from Sam Houston State University in 1974 and graduated from the University of Texas Dental Branch at Houston in 1978.

JAMES H. COLLINS has served as a corporate executive for over 25 years in public and private capital markets and financial operational management. Since 1998, Mr. Collins has served as the president and member of the Board of Directors of Scripps Clinic in San Diego, California. Since 1997, Mr. Collins has served as Chief Executive Officer of All Post, Inc., a video production company providing services to the entertainment industry. Prior to 1997, Mr. Collins formed and managed a real estate asset management company including a twelve property, $100 million portfolio. Additional industry experience includes consumer electronics, food products, construction, entertainment and gaming. Mr. Collins is an experienced Certified Public Accountant and a NASD General Securities Principal. Mr. Collins received his B.S. and M.B.A. from the University of Southern California.

DAVID A. LITTLE, D.D.S. has been engaged in the private practice of dentistry in San Antonio, Texas since 1984 and is president of David A. Little, D.D.S., P.C., one of Pentegra's affiliated practices. Dr. Little is a member of the American Dental Association, the Texas Dental Association, the Academy of General Dentistry, and the American Academy of Cosmetic Dentistry. Dr. Little is a Fellow in both the American College of Dentists and the International College of Dentists. He frequently lectures to dentists and their staffs on various aspects of dental practice management as well as cosmetic, restorative and implant dentistry. Dr. Little received his B.A. degree from St. Mary's University and his Doctor of Dental Surgery from the University of Texas Health Science Center Dental School in 1984.

ANTHONY P. MARIS is a consultant to health care businesses. From 1987 to 1996, Mr. Maris was a Director, Vice President, Chief Financial Officer and Treasurer of Roberts Pharmaceutical Corporation, a public company engaged in pharmaceuticals manufacturing. Prior thereto, Mr. Maris was a Director and Chief Financial Officer of Hoffmann -- La Roche Inc., a pharmaceutical manufacturer.

DANIEL T. ROBINSON is an attorney with the Bogatin Law Firm, PLC, in Memphis, Tennessee, and principally has been engaged as an investor and principal advisor in private ventures since 1995. He currently is an owner, officer and director in several closely held businesses. Mr. Robinson also serves as the Chief Manager of several limited liability companies that are principal investors and advisors in private equity projects. In addition to his work as an attorney focusing on mergers and acquisitions, Mr. Robinson has been engaged in merchant banking, software development and the food services industries. Mr. Robinson holds a B.B.A. in finance, and an M.B.A. and J.D. from the University of Memphis. He is a member of the Tennessee Bar Association.

GEORGE M. SIEGEL was President and Chief Executive Officer of Parcelway Courier Systems, Inc., a publicly traded messenger and courier business with operations throughout North America, from 1990 to 1997. In 1993, Mr. Siegel co-founded U.S. Delivery Systems, a public company engaged in consolidating local messenger and delivery companies. Prior thereto, Mr. Siegel founded and was the President and Chief Executive Officer of U.S. Messenger & Delivery Service and Direct Dispatch Corporation, two messenger and courier service companies that he sold to Mayne Nickless Courier System, Inc. Currently, and since 1997, Mr. Siegel has been the Chairman of the Board of Brightstar Technology, Inc., (BTSR) a technology consulting company.

                   PROPOSAL TWO: APPROVAL AND RATIFICATION OF
      CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

         The Company is proposing to change its name from Pentegra Dental Group, Inc. to e-dentist.com, Inc. to more accurately reflect its current mission to transform from a dental practice management company to an Internet-based company focused on offering a wide range of practice services to the dental industry. The certificate of amendment to the restated certificate of incorporation of the Company is only intended to effect this proposed name change. The Board of Directors approved the adoption of the certificate of amendment to the restated certificate of incorporation on April 27, 2000. In connection with the name change, the Company will be applying to the American Stock Exchange to change its ticker symbol.

The affirmative vote of the holders of a majority of the shares outstanding is needed to approve and ratify the certificate of amendment to the restated certificate of incorporation.

        PROPOSAL THREE: APPROVAL AND RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers, LLP. as independent auditors of the Company for the fiscal year ended March 31, 2001, subject to the approval and ratification of stockholders. The Board of Directors unanimously recommends that stockholders vote to approve and ratify the appointment of PricewaterhouseCoopers, LLP as the Company's Independent Auditors for fiscal 2001. PricewaterhouseCoopers, LLP has served as the independent auditors of the Company since the Company's formation in February 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares present or represented at the Meeting and entitled to vote is needed to ratify the appointment of PricewaterhouseCoopers, LLP as independent auditors of the Company for fiscal 2001. If the appointment is not approved, the matter will be referred to the Audit Committee for further review.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table shows, as of May 31, 2000, the "beneficial ownership" of the Pentegra common stock of (i) each director and nominee to become a director,
(ii) each executive officer, (iii) all executive officers and directors of Pentegra as a group and (iv) each person who owns more than 5% of the outstanding common stock. The address of each person in the table is c/o Pentegra Dental Group, Inc., 2999 North 44th Street, Suite 650, Phoenix, Arizona 85018.


                                                         PERCENT                  NUMBER
                                                         -------                  ------
Omer K. Reed, D.D.S.                                       1.4%                  152,700 (1)
James M. Powers, Jr., D.D.S.                               6.2%                  715,682 (2)
George M. Siegel                                           1.1%                  118,680 (3)
Mack E. Greder, D.D.S.                                     1.2%                  135,884 (4)
James H. Clarke, Jr., D.D.S.                                *                     73,132 (5)
James L. Dunn, Jr.                                          *                     58,358 (6)
Sam H. Carr                                                 *                     67,827 (7)
Walter J. Anderson, D.D.S.                                  *                     42,498
Anthony P. Maris                                            *                     26,500 (8)
James H. S. Cooper                                          *                     11,041 (9)
David A. Little, D.D.S.                                     *                     49,807
James H. Collins                                            *                         -0-
Daniel T. Robinson                                          *                         -0-
ALL EXECUTIVE OFFICERS, NOMINEES AND DIRECTORS            13.4%                1,452,109
AS A GROUP (THIRTEEN PERSONS)

---------------
*less than 1%


(1) Includes 2,500 shares that may be acquired upon the exercise of stock options. (footnotes continue on following page)

(2) Includes 469,167 shares that may be acquired upon the exercise of stock options and 10,858 shares that may be acquired upon the conversion of a convertible promissory note.

(3) Includes 2,500 shares that may be acquired upon the exercise of stock options.

(4) Includes 2,500 shares that may be acquired upon the exercise of stock options, 900 shares owned by Dr. Greder's IRA and 2,618 shares owned by Dr. Greder's spouses' IRA.

(5) Includes 2,500 shares that may be acquired upon the exercise of stock options.

(6) Includes 13,333 shares that may be acquired upon the exercise of stock options.

(7) Includes 33,666 shares that may be acquired upon the exercise of stock options.

(8) Includes 22,500 shares that may be acquired upon the exercise of stock options.

(9) Includes 11,041 shares that may be acquired upon the exercise of stock options.

There has been no change in control of the Company since the beginning of its last fiscal year, and there are no arrangements known to the Company, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

                              CERTAIN TRANSACTIONS

Practice expenses and management fees are reported as net revenues of the Company. Unreimbursed expenses paid by the Company on behalf of a dental practice, and management fees due but not yet paid are recorded as accounts receivable. In addition, certain members of the Board or the dental practice with which they are affiliated have evidenced unreimbursed expenses and unpaid management fees due to the Company by issuing to the Company 9% promissory notes. At March 31, 2000, the following members of the Board owed the Company the following amounts which represents the largest amount owed since April 1,1999:


                       Account          Note
      Board Member    Receivable     Receivable       Total
Dr. M. Greder         $ 67,865       $272,497       $340,362
Dr. W. Anderson        178,943             --        178,943
Dr. J. Clarke          148,994             --        148,994
Dr. D. Little           24,883         88,920        113,802
Dr. O. Reed              9,746             --          9,746
                      --------       --------       --------
Totals                $430,431       $361,417       $791,848
                      --------       --------       --------


Amounts in the table above have been presented before the reserve for uncollectible accounts that totaled $334,000 at March 31, 2000. Subsequent to March 31, 2000, $153,315 was collected by the Company on amounts due from these members of the Board.

During fiscal 2000, Pentegra completed the acquisition of Liberty Dental Alliance, Inc. ("Liberty"). Dr. Powers was an owner of Liberty, and as such, was paid as consideration for his ownership interest, 127,650 shares of common stock of the Company and options to acquire 417 shares of common stock with an exercise price per share of $6.13.

It is anticipated that future transactions with affiliates of Pentegra will be minimal, will be approved by a majority of the disinterested members of the Board of Directors and will be made on terms no less favorable to Pentegra than could be obtained from unaffiliated third parties. Pentegra does not intend to incur any further indebtedness to, or make any loans to, any of its executive officers, directors or other affiliates.

                         BOARD ORGANIZATION AND MEETINGS

During fiscal 2000, the Board of Directors of the Company (the "Board") held four (4) meetings and acted by unanimous written consent on more than one occasion.

The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee, each of which was initially constituted on March 30, 1998. During fiscal 2000, each director attended at least 75% of the aggregate of the total number of Board meetings and of meetings of committees of the Board on which he served. The members of the Audit and Compensation Committees are not employees of Pentegra.

Audit Committee

The Audit Committee recommends the independent public accountants to be selected by the Board for stockholder approval each year and acts on behalf of the Board in reviewing with the independent public accountants, the chief financial and chief accounting officer and other corporate officers, various matters relating to the adequacy of the Company's accounting policies and procedures and financial controls and the scope of the annual audits by the independent public accountants. The Audit Committee consists only of Mr. Maris. During fiscal 2000, the Audit Committee held two (2) meetings.

Compensation Committee

The Compensation Committee is authorized to establish the general compensation policy for the officers and directors of the Company and annually reviews and establishes officers' salaries and participation in benefit plans, prepares reports required by the Securities and Exchange Commission (the "SEC") and approves the directors' compensation. The Compensation Committee consists of Messrs. Maris and Siegel (chairman). During fiscal 2000, the Compensation Committee held two (2) meetings.

Nominating Committee

The Nominating Committee is authorized to (i) develop policies on the size and composition of the Board and criteria relating to candidate selection, (ii) propose to the Board a slate of director nominees for election at annual meetings of stockholders, (iii) propose candidates to fill vacancies on the Board and (iv) recommend board members to serve on the various committees of the Board. The members of the Nominating Committee are Drs. Reed and Powers and Mr. Maris. During fiscal 2000, the Nominating Committee held two (2) meetings.

Director Compensation

Directors who are employees of Pentegra or an affiliated practice do not receive additional compensation for serving as directors. Each director who is not an employee of Pentegra or an affiliated practice receives a fee of $1,500 for attendance at each Board of Directors meeting and $750 for each committee meeting (unless held on the same day as a Board of Directors meeting). All directors of Pentegra are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of Pentegra. In addition, under the Company's 1997 Stock Compensation Plan (the "Stock Plan"), each such director has been granted nonqualified options to purchase 10,000 shares of Pentegra common stock. In addition, each newly elected nonemployee director automatically will be granted nonqualified options to purchase 10,000 shares of Pentegra common stock on the date that the person first becomes a nonemployee director of the Company. Thereafter, each nonemployee director automatically will be granted nonqualified options to purchase 5,000 shares of Pentegra common stock on the date of the Company's annual meeting of stockholders. Each option will have an exercise price per share equal to the fair market value of the Company's common stock on the date of grant. All the options granted to the nonemployee directors have a term of ten years, and become exercisable as to one-quarter of the shares on the date of grant, and thereafter in cumulative annual installments of one-quarter beginning on the first anniversary of the date of grant.

                             EXECUTIVE COMPENSATION

The following table sets forth each component of compensation paid or awarded to, or earned by, each person who served as Chief Executive Officer of Pentegra during the fiscal year ended March 31, 2000, and the four other most highly compensated executive officers serving as of March 31, 2000 whose aggregate cash compensation exceeded $100,000 during fiscal 2000 and up to two former executive officers of the Company who would have been one of the four most highly compensated executive officers had such officers been serving as such at the end of the Company's last fiscal year (collectively, the "Named Executive Officers") for the fiscal years indicated.


                                                                             OTHER                SECURITIES            ALL OTHER
NAME AND PRINCIPAL POSITION      FISCAL      SALARY         BONUS         COMPENSATION            UNDERLYING           COMPENSATION
                                  YEAR         $              $                 $                    (#)                  ($)(-)
James M. Powers, Jr.              2000       199,999                         52,773                 105,000                  6,000
    D.D.S. (1), (2)               1999        53,974             --          14,256                 300,000                     --
    Chairman of the
    Board
    President and Chief
    Executive Officer
Sam H. Carr (2)                   2000       175,000             --          16,277                  70,000
    Sr. Vice President,           1999       175,000             --          38,326                      --                     --
    Chief Financial Officer       1998        98,435             --              --                  66,666                     --
    and Secretary
John G. Thayer  (2), (4)          2000       116,497         25,000          60,000                      --
    Former Sr. Vice               1999       125,000         25,000          14,204                      --                     --
    President and Chief           1998        32,604         25,000              --                  33,333                     --
    Operating Officer
James L. Dunn, Jr. (2)            2000       125,624             --           1,557                  35,000
    Sr. Vice President and        1999       125,000                         23,292                      --                     --
    Chief Development Officer     1998        27,604             --              --                  33,333                     --
Omer K. Reed, D.D.S. (3)          2000       175,000             --         190,000                   5,000
    Clinical Officer and          1999        87,500             --         310,000                      --                     --
    Director                      1998         1,823             --              --                      --                     --


-------------------------

(1)      Dr. Powers commenced his employment with Pentegra on November 13, 1998.

(2) The amount set forth as Other Compensation represents the expenses paid by Pentegra in connections with the Named Executive Officer's relocation to Phoenix, Arizona.

(3) Dr. Reed's employment agreement previously provided for bonus payments aggregating $1,250,000 payable by Pentegra in installments of $10,000 on closing of each future dental practice affiliation subsequent to March 30, 1998 until the bonus was paid in full. During the fiscal years ended March 31, 2000 and 1999, Dr. Reed was paid $190,000 and $310,000 respectively, of this bonus.

(4) Mr. Thayer entered into a severance agreement with the Company effective October 8, 1999 pursuant to which he resigned as Sr. Vice President and Chief Operating Officer of Pentegra. Mr. Thayer was paid $102,000 by Pentegra pursuant to the agreement and forfeited all options to acquire shares of Pentegra common stock previously issued to him.

Option Grants

The following table provides information on stock option grants to the Named Executive Officers in the fiscal year ended March 31, 2000 under the Stock Plan.

Options/SAR Grants in Last Fiscal Year



                                          NUMBER OF        % OF TOTAL OPTIONS
                                          SECURITIES           GRANTED TO       GRANT EXERCISE
                                          UNDERLYING          EMPLOYEES IN           PRICE         EXPIRATION          PRESENT VALUE
                                      OPTIONS GRANTED (1)     FISCAL YEAR           ($/SH.)           DATE                 ($)(2)
James M. Powers, Jr., DDS                  100,000               14.7%                $2.00          10/29/09               97,858
                                             5,000                0.7%                $1.94          08/02/09                6,803
                                               417                0.0%                $6.13          10/08/99                  339
Sam H. Carr                                 70,000               10.3%                $2.00          10/18/09               79,442
James L. Dunn, Jr.                          35,000                5.1%                $2.00          10/29/00               34,250



---------------------

(1) Each of these options vests over five years in 20% increments beginning on the first anniversary of the date of grant.

(2) Calculated using the following weighted-average assumptions: dividend yield of 0%, expected volatility of 0.50, risk-free interest rate of 5.62% and expected life of five years.

         The following table sets forth certain information with respect to unexercised options to purchase Pentegra common stock held by the Named Executive Officers at March 31, 2000. None of the Named Executive Officers exercised options in 1998.

Year-End 2000 Option Values



                                             NUMBER OF SHARES                           VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED                            IN-THE-MONEY
                                             OPTIONS HELD AT                               OPTIONS HELD AT
                                              MARCH 31, 2000                               MARCH 31, 2000
                                       EXERCISABLE     UNEXERCISABLE             EXERCISABLE (1)     UNEXERCISABLE (1)
James M. Powers, Jr. D.D.S.             120,000              350,000                   -                     -
Sam H. Carr                              26,617              110,000                   -                     -
James L. Dunn, Jr.                       13,332               55,000                   -                     -
Omer K. Reed, D.D.S.                          -                5,000                   -                     -


-------------------------

         (1) Value of unexercised in-the-money options is calculated based upon the difference, if any, between the option exercise price and the closing price of the common stock at year-end, multiplied by the number of shares underlying the options. The closing price per share of Pentegra common stock as reported on the AMEX on March 31, 2000 was $1.50. The exercise prices for the options previously granted to the Named Executive Officers range from $1.94 to $8.50 per share.

Employment Agreements

Pentegra has entered into employment agreements with Drs. Reed and Powers and Messrs. Carr and Dunn. Each of these agreements provides for an annual base salary in an amount not less than the initial specified amount and entitles the employee to participate in all Pentegra's compensation plans in which other executive officers of Pentegra participate. Dr. Reed's employment agreement provides that he will serve as Pentegra's clinical officer and has a three-year term commencing on March 30, 1998. Dr. Reed's base salary during fiscal 2000 under the employment agreement was $175,000 per year, or as increased from time to time by the Board of Directors. Dr. Powers' employment agreement provides that he shall serve as the Chairman, President and Chief Executive Officer of Pentegra for a term of two years commencing on November 13, 1998 at a base annual salary of $200,000 and is subject to the right of Pentegra to terminate the employee's employment at any time. Each of the agreements for Messrs. Carr and Dunn has a continuous five-year term with an annual base salary of $175,000 for Mr. Carr and a base salary of $125,000 for Mr. Dunn and is subject to the right of Pentegra to terminate the employee's employment at any time. For purposes of determining the applicable year's earnings per share change, the cash bonuses payable under all other employment agreements between Pentegra and its officers will be taken into account. Each of Dr. Powers and Mr. Carr and Mr. Dunn is eligible to receive an annual cash bonus in amounts equal to 5%, 10%, 15%, 20% or 25% of his or her base salary in the event that Pentegra experiences 20% to 22.5%, 22.5% to 25%, 25% to 27.5%, 27.5% to 30% or
greater than 30%, respectively, growth in earnings per share on a year-to-year basis (calculated on a pro forma basis for the calendar year prior to Pentegra's first fiscal year of operations). For purposes of determining the applicable year's earnings per share change, the cash bonuses payable to the officer and under all other employment agreements between Pentegra and its officers will be taken into account.

If Pentegra terminates the employee's employment without cause (as therein defined), Dr. Powers and Messrs. Carr and Dunn will be entitled to a payment equal to 12 months' salary, and Dr. Reed will be entitled to a payment equal to the salary payable over the remaining term of his employment agreement. Each of the foregoing agreements also contains a covenant limiting competition with Pentegra for one year following termination of employment.

Compensation Committee Interlocks And Insider Participation

No executive officer of the Company currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or as an executive officer of the Company. See "Director and Executive Compensation" and "Certain Transactions" for a description of transactions between the Company and members of the Board of Directors.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") is responsible for establishing a general compensation policy for officers and employees of the Company, preparing any reports that may be required relating to officer compensation and approving any increases in director's fees. The Compensation Committee consists of Messrs. Siegel and Maris. In fiscal 2000, the Compensation Committee approved, or in some cases recommended to the Board for the Board's approval, remuneration arrangements and compensation plans involving the Company's directors, executive officers and certain other employees whose compensation exceeds specified levels. The Compensation Committee also acts on the granting of stock options to executive officers under the Company's Stock Plan.

The Company's executive compensation program has been designed to assist the Company in attracting, motivating and retaining the executive talent necessary for the Company to maximize its return to stockholders. To this end, this program provides competitive compensation levels and incentive pay levels that vary based on corporate and individual performance.

The Company's compensation program for executives consists of three key elements: a base salary; a performance-based annual bonus; and periodic grants of stock options.

The Compensation Committee believes that this three-part approach best serves the interests of the Company and its stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of its stockholders. Under this approach, compensation for these officers involves a high proportion of pay that is dependent on maximizing long-term returns to stockholders. The annual bonus payable for fiscal 2000 will depend on the Company's financial performance in fiscal 2000.

Base Salary

Base Pay is designed to be competitive with salary levels for comparable executive positions at other companies and the Compensation Committee reviews such comparable salary information as one factor to be considered in determining the base pay for the Company's executive officers. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer's responsibilities, experience, leadership, potential future contribution and demonstrated individual performance. The Company has employment agreements with its Chief Executive Officer, the four other executive officers named in the Summary Compensation Table and certain of its other officers. These agreements provide for minimum base annual salaries the Company may increase, but cannot decrease. Any increases in these base salaries, the base salaries of the Company's other executive officers and any changes in those salaries will be based on recommendations by the Company's Chief Executive Officer, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position and the contribution and experience of the officer. Performance for base salary purposes will be assessed on a qualitative, rather than a quantitative, basis. No specific performance formula or weighting of factors will be used in determining base salary levels.

Annual Bonus

For fiscal 2000, the Company determined that it was their preference to compensate the executive officers primarily in the form of long-term, equity-based compensation, and accordingly, made awards of stock options rather than cash bonuses. The Compensation Committee expects to base future annual bonuses on the Company's financial performance and the individual performance of the awardees, and intends to use qualitative, rather than quantitative, factors for this purpose.

Stock Plan

The objectives of the Stock Plan are to (i) attract and retain superior personnel for positions of substantial responsibility and (ii) provide employees, nonemployee directors, advisors and orthodontists with an additional incentive to contribute to the success of the Company.

In November 1999, the Company granted to Dr. Powers and to Messrs. Carr and Dunn options to purchase 100,000, 70,000 and 35,000 shares of Pentegra common stock, respectively, at per-share exercise prices of $2.00. In August 1999, the Company granted to Dr. Powers options to purchase 5,000 shares of Pentegra common stock at a per share exercise price of $1.94.

Stock options align the interests of employees and stockholders by providing value to option holders through stock price appreciation only. The Compensation Committee expects that it will make future stock option or other long-term equity-based incentive awards periodically at its discretion based on recommendations of the Chief Executive Officer. Stock option grant sizes, in general, will be evaluated by regularly assessing competitive market practices, the overall performance of the Company the, size of previous grants and the number of options held. In addition, the Compensation Committee may consider factors including that executive's current ownership stake in the Company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those options would encourage the executive to remain with the Company and the value of the executive's service to the Company. This posture with regard to stock options is intended to focus management's efforts on maximizing stockholder returns. The number of options granted to a particular participant will also be based on the Company's historical financial success, its future business plans and the individual's position and level of responsibility within the Company, but these factors will be assessed subjectively and not weighted.

Fiscal 2000 Chief Executive Officer Pay

As described above, the Compensation Committee will consider several factors in developing an executive compensation package. For the Chief Executive Officer, these factors will include competitive market pay practices, performance level, experience, contributions toward achievement of strategic goals and the overall financial and operations success of the Company.

The Company entered into an employment agreement with Dr. Powers, the Company's Chief Executive Officer, in November 1998. The initial term of that agreement is for two years at an initial base compensation rate of $200,000 per annum plus a monthly car allowance of $750. Dr. Powers is eligible to receive an annual cash bonus in an amount up to 25% of his base salary upon achievement of certain earnings per share targets. In addition, the Company granted to Dr. Powers options to purchase 300,000 shares of Pentegra common stock. One-half of those options have an exercise price of $2.63 per share and the other half have an exercise price of $6.13 per share. The Compensation Committee believes the terms of this agreement and the foregoing option award were appropriate.

Executive compensation is an evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy.

Accordingly, the Committee reserves the right to alter its approach in response to changing conditions.

This report will not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act or under the Exchange Act and will not be deemed filed under either of such statutes except to the extent that the Company specifically incorporates this information by reference.

The Compensation Committee:

         George M. Siegel
         Anthony P. Maris

                                PERFORMANCE GRAPH

The following line graph compares the percentage change from date of public offering (March 30, 1998) through March 31, 2000 for (i) the Pentegra common stock, (ii) a peer group (the "Peer Group") of companies selected by the Company that are predominantly dental management companies located in the United States, and (iii) the AMEX Composite Index. The companies in the Peer Group are Interdent, Inc., Orthodontic Centers of America, Inc., Castle Dental Centers, Inc., Coast Dental Services Inc. and Monarch Dental Corp.


   THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL

                          Comparison of Total Returns*


Description                      March 30, 1998      March 31, 1998      March 31, 1999      March 31, 2000
-----------                      --------------      --------------      --------------      --------------
Pentegra Dental Group, Inc.          $100                $103                  $20                 $18
AMEX Composite Index                 $100                $101                  $97                $137
Peer Group                           $100                $97                   $48                 $41



*Total return based on $100 initial investment and reinvestment of dividends

The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future financial performance. The total return on investment for the period shown for the Company, the AMEX Composite Index and the Peer Group is based on the stock price or composite index at March 30, 1998.

The performance graph appearing above will not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will not be deemed filed under either of those Acts except to the extent that the Company specifically incorporates this information by reference.


                               SECTION 16 REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company to file with the Securities and Exchange Commission reports regarding changes in their beneficial ownership of shares in the Company. There were no beneficial owners of Pentegra Dental Group, Inc. at March 31, 2000 with more than 10% ownership.

Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all its directors and executive officers during fiscal 2000 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

                              STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the Company's proxy materials relating to the next annual meeting of stockholders must be received by the Company on or before April 15, 2001.

                         2000 ANNUAL REPORT ON FORM 10-K

THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2000 WAS FILED ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS WHO WISH TO OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT (WITHOUT EXHIBITS) ON FORM 10-K SHOULD ADDRESS A WRITTEN REQUEST TO SAM H. CARR, CHIEF FINANCIAL OFFICER, PENTEGRA DENTAL GROUP, INC., 2999 N. 44TH STREET, SUITE 650, PHOENIX, ARIZONA, 85018. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON PAYMENT OF A REASONABLE FEE.


                                 OTHER BUSINESS

As of the date of this Proxy Statement, management was not aware of any business not described above would be presented for consideration at the Meeting. If any other business properly comes before the Meeting, it is intended that the shares represented by proxies will be voted in respect thereto in accordance with the judgment of the persons voting them.

The above Notice and Proxy Statement are sent by order of the Board of Directors.





/s/ Sam H. Carr
Sam H. Carr
Chief Financial Officer


Phoenix, Arizona

                           PENTEGRA DENTAL GROUP, INC.
                        2999 NORTH 44TH STREET, SUITE 650
                                PHOENIX, ARIZONA




         --------------------------------------------------------------


                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 25, 2000

         --------------------------------------------------------------


The undersigned hereby appoints James M. Powers, Jr. D.D.S. and James L. Dunn, Jr., or either of them, proxies for the undersigned, each with full power of substitution, to vote all shares of Common Stock of Pentegra Dental Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders (the "Meeting") to be held on August 25, 2000, at 9:00 a.m., local time, at the Company's offices, 2999 N. 44th Street, Suite 650, Phoenix, Arizona 85018 and at any and all adjournments thereof for the following purposes:

(1)      Election of Class B Directors:

[ ]      FOR the nominees listed below (except as marked to the contrary below)

[ ] WITHHOLD AUTHORITY to vote for the nominees listed below James H. Collins, David A. Little, D.D.S., and Daniel T. Robinson

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE LINE IMMEDIATELY BELOW.)



(2) Approval and Ratification of the Certificate of Amendment to the Restated Certificate of Incorporation of the Company.


[ ]      FOR
[ ]      AGAINST
[ ]      ABSTAIN

(3) Approval And Ratification Of The Appointment Of PricewaterhouseCoopers, LLP As The Company's Independent Auditors For Fiscal 2001.

[ ]      FOR
[ ]      AGAINST
[ ]      ABSTAIN

(4) In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Meeting.

[ ]      FOR
[ ]      AGAINST
[ ]      ABSTAIN

                                       Dated


                                       ________________________, 2000

PLEASE DATE AND SIGN ON REVERSE SIDE.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING "FOR" ELECTION OF THE NOMINEES FOR DIRECTOR AS SELECTED BY THE BOARD OF DIRECTORS, "FOR" APPROVAL AND RATIFICATION OF THE CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY AND "FOR" APPROVAL AND RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP. AS THE COMPANY'S INDEPENDENT AUDITORS.


The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. The undersigned hereby revokes any proxies given prior to the date reflected below.



                                      Date



                         Signature(s) of stockholders(s)


                  Please complete, date and sign exactly as your name appears herein. If shares are held jointly, each holder should sign, When signing as attorney, executor, administrator, trustee, guardian or corporate official, please add your title.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY AS AGENT FOR THE COMPANY. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.